Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust First Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, April 5, 2022 — MV Oil Trust (NYSE: MVO) announced the Trust distribution of net profits for the first quarterly payment period ended March 31, 2022.

Unitholders of record on April 18, 2022 will receive a distribution amounting to $4,887,500 or $0.425 per unit payable April 25, 2022.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	144,512
Average price (per BOE)	$77.07
Gross proceeds	$11,138,205
Costs	$4,584,949
Net profits	$6,553,256
Percentage applicable to Trust’s 80%
Net profits interest	$5,242,605
MV Partners reserve for capital expenditures	$--
Total cash proceeds available for the Trust	$5,242,605
Provision for current estimated Trust expenses	$(249,688)
Amount withheld for future Trust expenses	$(105,417)
Net cash proceeds available for distribution	$4,887,500

As previously disclosed, in November 2021, the Trustee notified MV Partners, LLC (“MV Partners”) that the Trustee intends to build a reserve for the payment of future known, anticipated or contingent expenses or liabilities, commencing with the distribution payable in the first quarter of 2022. The Trustee intends to withhold a portion of the proceeds otherwise available for distribution each quarter to gradually build a cash reserve to approximately $1.265 million. This amount is in addition to the letter of credit in the amount of $1.8 million provided to the Trustee by MV Partners to protect the Trust against the risk that it does not have sufficient cash to pay future expenses. The Trustee may increase or decrease the targeted amount at any time, and may increase or decrease the rate at which it is withholding funds to build the cash reserve at any time, without advance notice to the unitholders. Cash held in reserve will be invested as required by the Trust Agreement. Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities eventually will be distributed to unitholders, together with interest earned on the funds. The Trustee has elected to withhold $105,417 from the proceeds otherwise available for distribution this quarter, for a total amount of $210,834 withheld to date.

This press release contains forward-looking statements. Although MV Partners has advised the Trust that MV Partners believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended March 31, 2022. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, the effect, impact, potential duration or other implications of the COVID-19 pandemic, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:          MV Oil Trust

         The Bank of New York Mellon Trust Company, N.A., as Trustee

  Elaina Rodgers

  713-483-6020

  601 Travis Street, Floor 16, Houston, TX 77002